As filed with the Securities and Exchange Commission on May 26, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

TETRA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	74-2148293
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
24955 Interstate 45 North The Woodlands, Texas	77380
(Address of Principal Executive Offices)	(Zip Code)

TETRA Technologies, Inc.
First Amended and Restated 2018 Equity Incentive Plan
(Full title of the plan)

Elijio V. Serrano

Sr. Vice President and Chief Financial Officer

24955 Interstate 45 North

The Woodlands, Texas 77380

(281) 367-1983

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

David Palmer Oelman

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

(713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑
Non-accelerated filer	☐	Smaller reporting company Emerging growth company	☑ ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, par value $0.01 per share	6,325,000 shares	$3.37	$21,315,250	$2,325.49

(1)

This Registration Statement on Form S-8 (this “Registration Statement”) registers 6,325,000 additional shares of common stock, par value $0.01 per share (“Common Stock”) of TETRA Technologies, Inc., a Delaware corporation (the “Registrant”), that may be delivered with respect to awards under the TETRA Technologies Inc. First Amended and Restated 2018 Equity Incentive Plan (as amended from time to time, the “Plan”) and additional shares of Common Stock that may again become available for delivery with respect to awards under the Plan pursuant to the terms and conditions of the Plan. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover an indeterminate number of additional shares of Common Stock as may be necessary to adjust the number of shares of Common Stock that may become issuable by reason of stock splits, stock dividends or similar transactions pursuant to the anti-dilution provisions of the Plan.

(2)

The proposed maximum offering price per share and the proposed maximum aggregate offering price for the shares of Common Stock have been estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act and based upon the average of the high and low sales prices of the shares of Common Stock as reported on The New York Stock Exchange on May 20, 2021 (a date within five business days prior to the date of filing this Registration Statement).

EXPLANATORY NOTE

This Registration Statement is being filed by the Registrant for the purpose of registering an additional 6,325,000 shares of Common Stock that may be issued under the Plan, which shares of Common Stock are in addition to the 6,365,000 shares of Common Stock registered for issuance under the Plan on the Registrant’s Registration Statement on Form S‑8 filed with the Securities and Exchange Commission (the “SEC”) on May 4, 2018 (SEC File No. 333-224679) (the “Prior Registration Statement”).

This Registration Statement relates to securities of the same class as those to which the Prior Registration Statement relate and is submitted in accordance with General Instruction E to Form S‑8 regarding the Registration of Additional Securities. Pursuant to Instruction E of Form S‑8, except as set forth below, the contents of the Prior Registration Statement are incorporated herein by reference and made part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The contents of the Prior Registration Statement are incorporated herein by reference and made a part of this Registration Statement.

Item 8.Exhibits

Exhibit Number	Description
*4.1	TETRA Technologies, Inc. First Amended and Restated 2018 Equity Incentive Plan.
*4.2	Form of TETRA Technologies, Inc. First Amended and Restated 2018 Equity Incentive Plan Restricted Stock Unit Award Agreement
*4.3	Form of TETRA Technologies, Inc. First Amended and Restated 2018 Equity Incentive Plan Restricted Stock Unit Award Agreement for Outside Directors.
*4.4	Form of TETRA Technologies, Inc. First Amended and Restated 2018 Equity Incentive Plan Cash Award Agreement.
*5.1	Opinion of Vinson & Ekins L.L.P.
*23.1	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1 to the Registration Statement).
*23.2	Consent of Grant Thornton LLP.
*23.3	Consent of Ernst & Young LLP.
*24.1	Powers of Attorney (included on signature page).

* Filed herewith.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Woodlands, State of Texas, on May 26, 2021.

TETRA Technologies, Inc.

By:	/s/ Brady M. Murphy
Brady M. Murphy
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the registrant hereby constitutes and appoints Brady M. Murphy, Elijio V. Serrano and Kimberly M. O’Brien, and each of them severally, his or her lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and on his or her behalf and in his or her name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement and any and all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the SEC or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself or she herself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Name and Signature	Title	Date

/s/ Brady M. Murphy	President, Chief Executive Officer and Director	May 26, 2021
Brady M. Murphy	(Principal Executive Officer)

/s/ Elijio V. Serrano	Sr. Vice President and Chief Financial Officer	May 26, 2021
Elijio V. Serrano	(Principal Financial Officer)

/s/ Richard D. O’Brien	Vice President – Finance and Global Controller	May 26, 2021
Richard D. O’Brien	(Principal Accounting Officer)

/s/ William D. Sullivan	Chairman of the Board of Directors and Director	May 26, 2021
William D. Sullivan

/s/ Mark E. Baldwin	Director	May 26, 2021
Mark E. Baldwin

/s/ Thomas R. Bates, Jr.	Director	May 26, 2021
Thomas R. Bates, Jr.

/s/ John F. Glick	Director	May 26, 2021
John F. Glick

/s/ Gina A. Luna	Director	May 26, 2021
Gina A. Luna

/s/ Shawn D. Williams	Director	May 26, 2021
Shawn D. Williams